                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 2) (1)


                            WIRELESS FACILITIES, INC.
           ----------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK PAR VALUE $0.001
           ----------------------------------------------------------
                         (Title of Class of Securities)


                                    97653A103
           ----------------------------------------------------------
                                 (CUSIP Number)


                                  MAY 16, 2002
           ----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

      Check the appropriate box to designate the Rule pursuant to which this
      Schedule is filed:


      |_|    Rule 13d-1(b)
      |X|    Rule 13d-1(c)
      |_|    Rule 13d-1(d)



----------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 97653A103                    13G                   Page  2 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Oak Investment Partners IX, Limited Partnership
    06-1556218
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           1,933,000 Shares of Common Stock
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         Not applicable

                             (7) Sole Dispositive Power      1,933,000 Shares of Common Stock

                             (8) Shared Dispositive Power    Not applicable

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    1,933,000 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    3.89%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page  3 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

        Oak Associates IX, LLC
             06-1556230
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           Not applicable
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         1,933,000 Shares of Common Stock

                             (7) Sole Dispositive Power      Not applicable

                             (8) Shared Dispositive Power    1,933,000 Shares of Common Stock

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    1,933,000 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    3.89%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    OO-LLC
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page  4 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Oak IX Affiliates Fund - A, Limited Partnership
    06-1571899
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           46,400 Shares of Common Stock
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         Not applicable

                             (7) Sole Dispositive Power      46,400 Shares of Common Stock

                             (8) Shared Dispositive Power    Not applicable

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    46,400 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    0.10%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page  5 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Oak IX Affiliates Fund, Limited Partnership
    06-1556229
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           20,600 Shares of Common Stock
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         Not applicable

                             (7) Sole Dispositive Power      20,600 Shares of Common Stock

                             (8) Shared Dispositive Power    Not applicable

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    20,600 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    0.04%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page  6 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Oak IX Affiliates, LLC
    06-1556233
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           Not applicable
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         67,000 Shares of Common Stock

                             (7) Sole Dispositive Power      Not applicable

                             (8) Shared Dispositive Power    67,000 Shares of Common Stock

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    67,000 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    0.14%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    OO-LLC
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page  7 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Oak Investment Partners X, Limited Partnership
    06-1601019
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           8,877,604 Shares of Common Stock
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         Not applicable

                             (7) Sole Dispositive Power      8,877,604 Shares of Common Stock

                             (8) Shared Dispositive Power    Not applicable

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    8,877,604 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    15.69%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page  8 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Oak Associates X, LLC
    06-1630661
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           Not applicable
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         8,877,604 Shares of Common Stock

                             (7) Sole Dispositive Power      Not applicable

                             (8) Shared Dispositive Power    8,877,604 Shares of Common Stock

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    8,877,604 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    15.69%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    OO-LLC
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page  9 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Oak X Affiliates Fund, Limited Partnership
    06-1622220
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           142,466 Shares of Common Stock
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         Not applicable

                             (7) Sole Dispositive Power      142,466 Shares of Common Stock

                             (8) Shared Dispositive Power    Not applicable

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    142,466 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    0.30%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page 10 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Oak X Affiliates, LLC
    06-1630662
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           Not applicable
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         142,466 Shares of Common Stock

                             (7) Sole Dispositive Power      Not applicable

                             (8) Shared Dispositive Power    142,466 Shares of Common Stock

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    142,466 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    0.30%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    OO-LLC
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page 11 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Oak Management Corporation
    06-0990851
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           Not applicable
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         11,020,070 Shares of Common Stock

                             (7) Sole Dispositive Power      Not applicable

                             (8) Shared Dispositive Power    11,020,070 Shares of Common Stock

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    11,020,070 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    18.77%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    CO
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page 12 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Bandel L. Carano
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           5,582 Shares of Common Stock
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         11,020,070 Shares of Common Stock

                             (7) Sole Dispositive Power      5,582 Shares of Common Stock

                             (8) Shared Dispositive Power    11,020,070 Shares of Common Stock

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    11,025,652 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    18.78%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page 13 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Gerald R. Gallagher
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           Not applicable
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         2,000,000 Shares of Common Stock

                             (7) Sole Dispositive Power      Not applicable

                             (8) Shared Dispositive Power    2,000,000 Shares of Common Stock

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    2,000,000 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    4.02%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page 14 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Edward F. Glassmeyer
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           Not applicable
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         11,020,070 Shares of Common Stock

                             (7) Sole Dispositive Power      Not applicable

                             (8) Shared Dispositive Power    11,020,070 Shares of Common Stock

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    11,020,070 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    18.77%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page 15 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Fredric W. Harman
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           Not applicable
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         11,020,070 Shares of Common Stock

                             (7) Sole Dispositive Power      Not applicable

                             (8) Shared Dispositive Power    11,020,070 Shares of Common Stock

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    11,020,070 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    18.77%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page 16 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    Ann H. Lamont
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           Not applicable
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         11,020,070 Shares of Common Stock

                             (7) Sole Dispositive Power      Not applicable

                             (8) Shared Dispositive Power    11,020,070 Shares of Common Stock

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    11,020,070 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    18.77%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page 17 of 25 pages


1.  Names of Reporting Persons
    I.R.S. Identification Nos. of Above Persons (entities only)

    David B. Walrod
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group*

    (a)    |_|

    (b)    |X|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------

Number of Shares             (5) Sole Voting Power           Not applicable
Beneficially Owned by Each
Reporting Person With:       (6) Shared Voting Power         9,020,070 Shares of Common Stock

                             (7) Sole Dispositive Power      Not applicable

                             (8) Shared Dispositive Power    9,020,070 Shares of Common Stock

--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

    9,020,070 Shares of Common Stock
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes
    Certain Shares*   |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

    15.90%
--------------------------------------------------------------------------------

12. Type of Reporting Person*

    IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                    13G                   Page 18 of 25 pages


                                  Schedule 13G
                                Amendment No. 2*
                          Common Stock Par Value $0.001
                               CUSIP No. 97653A103

ITEM 1(a)      NAME OF ISSUER:
               Wireless Facilities, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               4810 Eastgate Mall
               San Diego, California 92121

ITEM 2(a)      NAME OF PERSON FILING:

        Oak Investment Partners IX, Limited Partnership*
        Oak Associates IX, LLC*
        Oak IX Affiliates Fund - A, Limited Partnership*
        Oak IX Affiliates Fund, Limited Partnership*
        Oak IX Affiliates, LLC*
        Oak Investment Partners X, Limited Partnership
        Oak Associates X, LLC
        Oak X Affiliates Fund, Limited Partnership
        Oak X Affiliates, LLC
        Oak Management Corporation
        Bandel L. Carano
        Gerald R. Gallagher*
        Edward F. Glassmeyer
        Fredric W. Harman
        Ann H. Lamont
        David B. Walrod

        ----------------------------------------
        * New Reporting Entity

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        c/o Oak Management Corporation
        One Gorham Island
        Westport, Connecticut  06880

ITEM 2(c)      CITIZENSHIP:

        Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

        Common stock, par value $0.001 per share

ITEM 2(e)      CUSIP NUMBER: 97653A103

ITEM 3         Not applicable

Cusip No. 97653A103                    13G                   Page 19 of 25 pages


ITEM 4         OWNERSHIP.

        On May 16, 2002, Oak Investment Partners X, Limited Partnership ("Oak Investment X"), Oak X Affiliates Fund, Limited Partnership ("Oak Affiliates X"), Oak Investment Partners IX, Limited Partnership ("Oak Investment IX"), Oak IX Affiliates Fund-A, Limited Partnership ("Oak Affiliates-A IX") and Oak IX Affiliates Fund, Limited Partnership ("Oak Affiliates IX") entered into a preferred stock purchase agreement with the Issuer and other investors in connection with a private placement of Series B Preferred Stock by the Issuer. Pursuant to such agreement the Oak Entities have agreed to purchase an aggregate of $20 million of shares of Series B Preferred Stock. Each share of Series B Preferred Stock is initially convertible into one hundred shares of common stock, subject to further adjustment. Under the terms of the preferred stock purchase agreement, the closing of the private placement shall occur no later than May 30, 2002.

        The Reporting Entities are filing this Amendment No. 2 to reflect the addition of the new Reporting Entities listed in Item 2 and to disclose the pending, unconsummated transaction described in the previous paragraph.

        The approximate percentages of shares of common stock reported as beneficially owned by the Reporting Entities is based upon 47,696,011 shares of common stock outstanding as of May 10, 2002, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, plus shares issuable upon exercise of options to acquire common stock and upon the conversion of Series A Preferred Stock and Series B Preferred Stock as described herein.

        Amounts shown as beneficially owned by each of Oak Investment X, Oak Associates X, LLC, Oak Management Corporation ("Oak Management"), Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include (i) currently exercisable options to purchase 19,684 shares of common stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak Investment X, (ii) the 6,263,200 shares of common stock into which the shares of Series A Preferred Stock held by Oak Investment X may be converted,
(iii) the 626,320 shares of common stock into which the shares of Series A Preferred Stock to be received by Oak Investment X in connection with the private placement described above may be converted, and (iv) the 1,968,400 shares of common stock into which the shares of Series B Preferred Stock to be purchased in the private placement described above by Oak Investment X may be converted.

        Amounts shown as beneficially owned by each of Oak Affiliates X, Oak X Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric
W. Harman, Ann H. Lamont and David B. Walrod include (i) currently exercisable options to purchase 316 shares of common stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak Affiliates X, (ii) the 100,500 shares of common stock into which the shares of Series A Preferred Stock held by Oak Affiliates X may be converted, (iii) the 10,500 shares of common stock into which the shares of Series A Preferred Stock to be received by Oak Affiliates X in connection with the private placement described above may be converted, and
(iv) the 31,600 shares of common stock into which the shares of Series B Preferred Stock to be purchased in the private placement described above by Oak Affiliates X may be converted.

        Amounts shown as beneficially owned by each of Oak Investment IX, Oak Associates IX, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric W. Harman, and Ann H. Lamont include the 1,933,000 shares of common stock into which the shares of Series B Preferred Stock to be purchased in the private placement described above by Oak Investment IX may be converted.
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Cusip No. 97653A103                    13G                   Page 20 of 25 pages


        Amounts shown as beneficially owned by each of Oak Affiliates-A IX, Oak IX Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric W. Harman, and Ann H. Lamont include the 46,400 shares of common stock into which the shares of Series B Preferred Stock to be purchased in the private placement described above by Oak Affiliates-A IX may be converted.

        Amounts shown as beneficially owned by each of Oak Affiliates IX, Oak IX Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Gerald
R. Gallagher, Fredric W. Harman, and Ann H. Lamont include the 20,600 shares of common stock into which the shares of Series B Preferred Stock to be purchased in the private placement described above by Oak Affiliates IX may be converted.

        Amounts shown as beneficially owned by Bandel L. Carano include 5,582 shares of common stock held by Mr. Carano.

        By making this filing, the Reporting Entities acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Entity disclaims the existence of a "group" and disclaims beneficial ownership of all shares of common stock or securities convertible into or exercisable for common stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

        Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.

        Not applicable

ITEM 10        CERTIFICATIONS.

        Not applicable
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Cusip No. 97653A103                    13G                   Page 21 of 25 pages


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

        Dated: May 24, 2002

        Entities:


Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund - A, Limited Partnership
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Management Corporation

                                  By:  /s/ EDWARD F. GLASSMEYER
                                       --------------------------------------
                                           Edward F. Glassmeyer, as
                                           General Partner or
                                           Managing Member or as
                                           Attorney-in-fact for the
                                           above-listed entities

Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
David B. Walrod

                                  By:  /s/ EDWARD F. GLASSMEYER
                                       --------------------------------------
                                           Edward F. Glassmeyer,
                                           Individually and as
                                           Attorney-in-fact for the
                                           above-listed individuals
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Cusip No. 97653A103                    13G                   Page 22 of 25 pages


                                INDEX TO EXHIBITS

                                                                            PAGE

EXHIBIT A       Agreement of Reporting Persons                               23

EXHIBIT B       Power of Attorney with respect to:
                Oak Investment Partners IX, Limited Partnership
                Oak Associates IX, LLC
                Oak IX Affiliates Fund - A, Limited Partnership
                Oak IX Affiliates Fund, Limited Partnership
                Oak IX Affiliates, LLC                                       24

                (Power of attorney with respect to all other
                Reporting Entities previously filed.)